Exhibit 4.3

(Face of Note) ALBEMARLE CORPORATION

5.050% Senior Notes Due 2032

CUSIP: 012653 AE1 ISIN: US012653AE17

No. [●]    $[●]

ALBEMARLE CORPORATION

ALBEMARLE CORPORATION, a Virginia corporation (the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to CEDE & CO., or registered assigns, the principal sum of [●] ($[●]) on June 1, 2032.

Interest Payment Dates: June 1 and December 1 Record Dates: May 15 and November 15

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

[Signatures on the following pages]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed. Dated: May 13, 2022
ALBEMARLE CORPORATION

By:         Name: Scott Tozier
Title:    Executive Vice President and Chief
Financial Officer

Attest:      Name: Amy Dunbar
Title: Vice President and Treasurer

[Signature page to 2032 Global Note - No. [●]]

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

Dated: May 13, 2022

This is one of the Securities of the series designated therein referred to in the within- mentioned Indenture.

U.S. Bank Trust Company, National Association, as Trustee

By:

[Signature Page to 2032 Global Note - No. [●]]

(BACK OF NOTE)

5.050% Senior Notes Due 2032

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAYBE REQUIRED PURSUANT TO SECTION
3.05 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.05 OF THE INDENTURE,
(III)THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.09 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated. The securities represented by this Note and any additional Securities of the same series issued under the Indenture are collectively referred to as “the Notes.”

1.Interest. Albemarle Corporation, a Virginia corporation (the “Company”), promises to pay interest on the principal amount of this Note at 5.050% per annum from the date hereof until maturity. The Company shall pay interest in arrears semiannually on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from the date of issuance through but excluding the date on which interest is paid. The first Interest Payment Date shall be December 1, 2022. Interest shall be computed on the basis of a 360- day year of twelve 30-day months.

2.Method of Payment. The Company shall pay interest on the Notes (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on May 15 or November 15 (each a “Regular Record Date”) immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 3.07 of the Indenture with respect to Defaulted Interest. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Trustee maintained for such purpose in the United States, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent at least five Business Days prior to the Interest Payment Date to the extent that the principal amount of the Notes held by such Holders is
$1,000,000 or more. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.Paying Agent and Registrar. Initially, U.S. Bank Trust Company,

National Association, the Trustee under the Indenture (as defined below), shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.Indenture. The Company issued the Notes under an Indenture dated as of January 20, 2005 (as amended and supplemented from time to time, the “Indenture”), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). This Note is subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. This Note is an obligation of the Company, which series is initially limited to $600,000,000 in aggregate principal amount. The Indenture pursuant to which this Note is issued provides that an unlimited amount of additional Notes may be issued thereunder.

5.Optional Redemption. Prior to March 1, 2032 (three months prior to the maturity date, the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points less (b) interest accrued to the Redemption Date and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

At any time on or after the Par Call Date, the Notes shall be redeemable as a whole or in part, at the option of the Company, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to the Redemption Date.

The Company will pay accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on
H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on
H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on

H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third business day preceding the Redemption Date, H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of redemption shall be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select Notes to be redeemed pro rata, by lot, or by such other method the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state, among other things, the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by the Depository Trust Company (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on the Notes or portions thereof called for redemption.

6.Change of Control. Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes in accordance with Section 5 above by giving irrevocable notice to the Trustee and the Holders in accordance with the Indenture, each Holder of Notes shall have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, up to but not including the date of purchase (the “Change of Control Payment”).

Unless the Company has exercised its right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurs or, at the option of the Company, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall send a notice to each Holder of Notes to their addresses as set forth in the Security Register, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”).
The notice, if sent prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful:
(i)accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Change of Control Offer Notice shall state that Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased.

The Change of Control Offer Notice shall state that the Paying Agent shall promptly pay to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note shall be in a principal amount of $2,000 or any greater amount in multiples of $1,000.

The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the terms of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the terms of the Notes by virtue of any such conflict.

The Company shall not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a Default in the payment of the Change of Control Payment on the Change of Control Payment Date.

“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:

(a)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the assets of its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;

(b)the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than the Company or one of its Subsidiaries) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Voting Stock of the Company representing a majority of the voting power of the outstanding Voting Stock of the Company;

(c)the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Companyor Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(d)the adoption by the stockholders of the Company of a plan relating to its liquidation or dissolution.

Notwithstanding the foregoing, a transaction (or series of related transactions) shall not be deemed to involve a Change of Control under clause (b) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Company immediately prior to that transaction or (B) immediately following that transaction no person (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means (i) the rating of the Notes is lowered by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) the Notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Triggering Event shall not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee at the Company’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

“Rating Agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency; provided that the Company shall give notice of such appointment to the Trustee.

“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

7.No Sinking Fund. The Company shall not be required to make sinking fund payments with respect to the Notes.

8.Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes selected for redemption and ending at the close of business on the day of such mailing.

9.Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

10.Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification or waiver of the rights and obligations of the Company and the rights of the Holders of the Notes and each other series of Securities to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of more than 50% in aggregate principal amount of the Notes and other Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of more than 50% in aggregate principal amount of the Notes and each other series of Securities at the time Outstanding, on behalf of the Holders of all outstanding Notes and each other series of Securities at the time Outstanding, to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults (other than with respect to nonpayment or in respect of a provision that cannot be waived without the written consent of each Holder affected) under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

11.No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

12.Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee.

13.Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

14.CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

15.[Reserved].

16.Ranking. The Notes shall be unsecured and unsubordinated obligations of the Company and shall rank equal in right of payment to all of the existing and future unsecured and unsubordinated indebtedness of the Company.

17.Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness with respect to the Notes and (b) certain restrictive covenants (and related Events of Default) with respect to the Notes, in each case upon compliance by the Company with certain conditions set forth in the Indenture.

18.Satisfaction and Discharge. The Indenture contains provisions for satisfaction and discharge of the Notes at any time upon compliance by the Company with certain conditions set forth in the Indenture.

19.Governing Law. The Notes are governed by, and construed in accordance with, the laws of the State of New York.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Albemarle Corporation 4350 Congress Street,
Suite 700,
Charlotte, NC 28209 Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:      (Sign exactly as your name appears on the face of this Note)

Signature Guarantee.

SCHEDULE OF INCREASES OR DECREASES IN PRINCIPAL AMOUNT

The initial principal amount of this Note is $[●]. The following increases or decreases in this Note have been made:

	Amount of		Principal amount
	decrease in	Amount of	of this Note
Date of	Principal	increase in	following such	Notation Made
Redemption or	Amount of this	Principal Amount	decrease or	by or on Behalf
Repurchase	Note	of this Note	increase	of Trustee